SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D/A

(Amendment No. 7)

Under the Securities Exchange Act of 1934

Atlas Corp.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

Y0436Q109

(CUSIP Number)

Peter Clarke

Vice President and Chief Operating Officer

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

February 28, 2020

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CANADIAN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 126,251,819
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 126,251,819
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 126,251,819
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.5%
14		TYPE OF REPORTING PERSON IN

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 810 HOLDCO LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 126,251,819
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 126,251,819
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 126,251,819
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.5%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 1109 HOLDCO LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 125,573,798
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 125,573,798
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,573,798
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH COLUMBIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 125,573,798
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 125,573,798
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,573,798
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 125,573,798
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 125,573,798
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,573,798
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 46.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 84,528,479
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 84,528,479
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,528,479
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 31.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BARBADOS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 17,638,174
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 17,638,174
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,638,174
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) WENTWORTH INSURANCE COMPANY LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BARBADOS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 14,475,809
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 14,475,809
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,475,809
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE (BARBADOS) LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BARBADOS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 17,513,977
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 17,513,977
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,513,977
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY THREE FOUNDATION
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 231,922
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 231,922
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 51,903,958
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 51,903,958
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,903,958
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 19.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 36,412,410
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 36,412,410
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,412,410
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY GROUP HOLDINGS, INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 36,412,410
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 36,412,410
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,412,410
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CONNECTICUT
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 23,039,983
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 23,039,983
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,039,983
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.5%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) GREYSTONE INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CONNECTICUT
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,120,890
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,120,890
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,120,890
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 712,182
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 712,182
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 712,182
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 712,182
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 712,182
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 712,182
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,855,779
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,855,779
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,855,779
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON SPECIALTY INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 265,111
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 265,111
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 265,111
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1102952 B.C. UNLIMITED LIABILITY COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH COLUMBIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 28,313,396
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 28,313,396
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,313,396
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 28,313,396
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 28,313,396
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,313,396
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 28,313,396
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 28,313,396
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,313,396
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.4%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY, LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 28,313,396
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 28,313,396
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,313,396
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.4%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 16,784,079
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 16,784,079
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,784,079
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 14,132,967
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 14,132,967
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,132,967
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION NEW HAMPSHIRE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 14,132,967
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 14,132,967
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,132,967
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AW UNDERWRITERS INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,483,239
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,483,239
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,483,239
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SPECIALTY INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,483,239
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,483,239
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,483,239
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SURPLUS LINES INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ARKANSAS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 646,871
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 646,871
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,871
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY, AG
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION SWITZERLAND
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,120,890
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,120,890
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,120,890
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY (EUROPE) DAC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION IRELAND
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 530,222
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 530,222
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 530,222
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 646,871
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 646,871
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,871
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,715,390
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,715,390
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,715,390
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,715,390
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 7,715,390
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,715,390
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (HOLDINGS) LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 334,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 334,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 334,428
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (NO. 3) LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 334,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 334,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 334,428
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,011,122
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,011,122
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,011,122
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,011,122
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,011,122
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,011,122
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1%
14		TYPE OF REPORTING PERSON IC

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED KINGDOM
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,246,579
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,246,579
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,246,579
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE (UK) LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED KINGDOM
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,802,341
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,802,341
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,802,341
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE CORPORATE CAPITAL LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION UNITED KINGDOM
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 444,238
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 444,238
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 444,238
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 8,739,768
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,739,768
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,739,768
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 8,739,768
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,739,768
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,739,768
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT REINSURANCE (BERMUDA) LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,456,318
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,456,318
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,456,318
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT SYNDICATES LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,593,850
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,593,850
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,593,850
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT UW LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION ENGLAND AND WALES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,689,600
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,689,600
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,689,600
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14		TYPE OF REPORTING PERSON CO

CUSIP No. Y0436Q109		13D
1		Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E). ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,765,036
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,765,036
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,765,036
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14		TYPE OF REPORTING PERSON CO

Explanatory note

Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Amendment No. 7 to Schedule 13D (this “Amendment No. 7”) amends and supplements the statement on Schedule 13D filed with the United States Securities and Exchange Commission (the “SEC”) on February 26, 2018 (as amended and supplemented prior to the date hereof, the “Original Schedule 13D” and, as amended and supplemented by this Amendment No. 7, the “Schedule 13D”) with respect to Class A common shares of Seaspan Corporation (“Seaspan”), the predecessor of Atlas Corp., a Marshall Islands corporation (“Atlas”).

This Amendment No. 7 is filed in connection with Atlas issuing 23,418,798 of its common shares, par value $0.01 (the “Atlas Common Shares”), to Fairfax Financial Holdings Limited and certain of its affiliates (collectively, “Fairfax”)  on February 28, 2020.

The following amendments to Items 2, 4, 5, 6 and 7 of the Original Schedule 13D are hereby made:

Item 2.                   Identity and Background.

Item 2 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.              V. Prem Watsa, an individual, is a citizen of Canada and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.              The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada, is a holding company. The principal business and principal office address of 810 Holdco is 95 Wellington Street West, Suite 800, Toronto, Ontario, M5J 2N7.

3.              The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. The principal business of Holdco is as an investment holding company. The principal business address and principal office address of Holdco is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

4.              The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa. The principal business of Sixty Two is as an investment holding company. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia V6C 3L2;

5.              Fairfax Financial Holdings Limited (“Fairfax Holdings”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. Fairfax is a holding company. The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

6.              FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a holding company. The principal business address and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.              Fairfax (Barbados) International Corp. (“Fairfax Barbados”), a corporation incorporated under the laws of Barbados, is an investment holding company. The principal business address and principal office of Fairfax Barbados is #12 Pine Commercial, The Pine, St. Michael, BB11103, Barbados;

8.              Wentworth Insurance Company Ltd. (“Wentworth”), a corporation incorporated under the laws of Barbados, is a reinsurance company. The principal business address and principal office of Wentworth is #12 Pine Commercial, The Pine, St. Michael, BB11103, Barbados;

9.              TIG Insurance (Barbados) Limited (“TIG Insurance”), a corporation incorporated under the laws of Barbados, is a run off reinsurance company. The principal business address and principal office of TIG Insurance is 12 Pine Commercial, The Pine, St. Michael, BB11103, Barbados;

10.       The Sixty Three Foundation (“Sixty Three”), a non-profit corporation incorporated under the laws of Canada, is a registered charity. The principal business address and principal office of Sixty Three is 95 Wellington Street West, Suite 800, Toronto, ON M5J 2N7;

11.       Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

12.       Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware, 19801;

13.       Odyssey Group Holdings, Inc. (formerly known as Odyssey Re Holdings Corp.) (“Odyssey Group”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut 06902;

14.       Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a reinsurance company. The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

15.       Greystone Insurance Company (formerly known as Clearwater Select Insurance Company) (“Greystone Insurance”), a corporation incorporated under the laws of Connecticut, is a reinsurance company. The principal business address and principal office address of Greystone Insurance is 300 First Stamford Place, Stamford, Connecticut 06902;

16.       Newline Holdings UK Limited (“Newline UK”), a company incorporated under the laws of the United Kingdom, is a holding company. The principal business address and principal office address of Newline UK is Corn Exchange, 55 Mark Lane, London EC3R 7NE England;

17.       Newline Corporate Name Limited (“Newline”), a company incorporated under the laws of the United Kingdom, a Corporate Member of Lloyd’s (and the sole capital provider to Newline Syndicate 1218 at Lloyd’s). The principal business address and principal office address of Newline is Corn Exchange, 55 Mark Lane, London EC3R 7NE England;

18.       Hudson Insurance Company (“Hudson Insurance”), a corporation incorporated under the laws of Delaware, is an property and casualty insurance company. The principal business address and principal office address of Hudson Insurance is 1209 Orange Street, Wilmington, Delaware, 19801, USA;

19.       Hudson Specialty Insurance Company (“Hudson Specialty”), a corporation incorporated under the laws of New York, is an insurance company. The principal business address and principal office address of Hudson Specialty is 100 William Street, 5th Floor, New York, New York, 10038, USA;

20.       1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia, is a holding company. The principal business address and principal office address of 1102952 is 1600-925 West Georgia Street, Vancouver, British Columbia, V6C 3L2;

21.       Allied World Assurance Company Holdings, Ltd. (“Allied Holdings Bermuda”), a corporation existing under the laws of Bermuda, is a holding company. The principal business address and principal office address of Allied Holdings Bermuda is 27 Richmond Road, Pembroke HM 08, Bermuda;

22.       Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I Ltd”), a corporation incorporated under the laws of Bermuda, is a holding company. The principal business address and principal office address of Allied Holdings I Ltd is 27 Richmond Road, Pembroke HM 08, Bermuda;

23.       Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda, is an insurance company. The principal business address and principal office address of Allied Assurance is 27 Richmond Road, Pembroke HM 08, Bermuda;

24.       Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda, is a holding company. The principal business address and principal office address of Allied Ireland is 27 Richmond Road, Pembroke HM 08, Bermuda;

25.       Allied World Assurance Holdings (U.S.) Inc. (“Allied U.S.”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Allied U.S. is 1209 Orange Street, Wilmington, Delaware, 19801;

26.       Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire, is an insurance company. The principal business address and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire, 03301;

27.       AW Underwriters Inc. (“AW”), a corporation incorporated under the laws of Delaware, is an insurance agency. The principal business address and principal office address of AW is 251 Little Falls Drive, Wilmington, Delaware, 19808;

28.       Allied World Specialty Insurance Company (“Allied Specialty”), a corporation incorporated under the laws of Delaware, is an insurance company. The principal business address and principal office address of Allied Specialty is 251 Little Falls Drive, Wilmington, Delaware, 19808;

29.       Allied World Surplus Lines Insurance Company (“Allied Lines”), a corporation incorporated under the laws of Arkansas, is an insurance company. The principal business address and principal office address of Allied Lines is 425 West Capitol Ave., Suite 1800, Little Rock, Arkansas, 72201-3525, USA;

30.       Allied World Assurance Company, AG (“Allied World AG”), a corporation incorporated under the laws of Switzerland, is an insurance company. The principal business address and principal office address of Allied World AG is Park Tower, 15th Floor, Gubelstrasse 24, 6300, Zug, Switzerland;

31.       Allied World Assurance Company (Europe) dac (“Allied Europe”), a corporation incorporated under the laws of Ireland, is an insurance company. The principal business address and principal office address of Allied Europe is 3rd Floor, Georges Quay Plaza, Georges Quay, Dublin 2, Ireland;

32.       Allied World Assurance Company (U.S.) Inc. (“Allied Assurance U.S.”), a corporation incorporated under the laws of Delaware, is an insurance company. The principal business address and principal office address of Allied Assurance U.S. is 251 Little Falls Drive, Wilmington, Delaware, 19808, USA;

33.       Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, New Jersey 07962;

34.       United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is an insurance company. The principal business address and principal office address of US Fire is 1209 Orange Street, Wilmington, Delaware, 19801;

35. Advent Capital (Holdings) LTD (“Advent”), a corporation incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Advent is 2 Minser Court, Mincing Lane, London, EC3R 7BB, United Kingdom.

36. Advent Capital (No.3) Limited (“Advent (No.3)”), a corporation incorporated under the laws of England and Wales, is a corporate member of Lloyd’s. The principal business address and principal office address of Advent (No.3) is 2 Minser Court, Mincing Lane, London, EC3R 7BB, United Kingdom.

37.       Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367-5021;

38.       Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, is a workers’ compensation insurance company. The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

39.       RiverStone Holdings Limited (“RiverStone Holdings”), a company incorporated under the laws of the United Kingdom, is a holding company. The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

40.       RiverStone Insurance (UK) Limited (“RiverStone”), a company incorporated under the laws of the United Kingdom, is an insurance and reinsurance company. The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

41.       RiverStone Corporate Capital Limited (“RiverStone Corporate”), a company incorporated under the laws of the United Kingdom, is a general commercial insurance company. The principal business address and principal office address of RiverStone is Park Gate, 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, United Kingdom;

42.       Brit Limited (“Brit”), a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB, United Kingdom;

43.       Brit Insurance Holdings Limited (“Brit Insurance”) a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Brit Insurance is The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB, United Kingdom;

44.       Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a corporation incorporated under the laws of Bermuda, is a reinsurance company. The principal business address and principal office address of Brit Reinsurance is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda;

45.       Brit Syndicates Limited (“Brit Syndicates”), a company incorporated under the laws of England and Wales, is a managing agency (Lloyd’s). The principal business address and principal office address of Brit Syndicates is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, England;

46.       Brit UW Limited (“Brit UW”), a corporation incorporated under the laws of England and Wales, is a Lloyd’s Corporate Member. The principal business address and principal office address of Brit UW is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom; and

47.       TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California, is a property/casualty insurance company. The principal business and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 810 Holdco, Holdco, Sixty Two, Fairfax Holdings, FFHL, Fairfax Barbados, Wentworth, TIG Insurance, Sixty Three, Fairfax US, Odyssey, Odyssey Group, Odyssey Reinsurance, Greystone Insurance, Newline UK, Newline, Hudson Insurance, Hudson Specialty, 1102952, Allied Holdings Bermuda, Allied Holdings I Ltd, Allied Assurance, Allied Ireland, Allied U.S., Allied Insurance, AW, Allied Specialty, Allied Lines, Allied World AG, Allied Europe, Allied Assurance U.S., Crum & Forster, US Fire, Advent, Advent (No. 3), ZNIC, Zenith, RiverStone Holdings, RiverStone, RiverStone Corporate, Brit, Brit Insurance, Brit Reinsurance, Brit Syndicates, Brit UW or TIG that it is the beneficial owner of the Common Shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM, NN, OO, PP, QQ, RR, SS and TT as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Common Shares.

During the last five years, none of the Reporting Persons, and to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.”

Item 4. Purpose of Transaction.

Item 4 of the Original Schedule 13D is hereby amended and supplemented by the addition of the following:

“Reorganization

On February 27, 2020, Atlas and Seaspan completed a holding company reorganization (the “Reorganization”), pursuant to which (i) Seaspan became a wholly-owned subsidiary of Atlas, (ii) Class A common shares of Seaspan (“Seaspan Common Shares”) held by Fairfax were exchanged for an equivalent number of Atlas Common Shares and (iii) warrants to purchase Seaspan Common Shares held by Fairfax were exchanged for warrants to purchase an equivalent number of Atlas Common Shares.

APR Energy Acquisition

As described in the Report of Foreign Private Issuer on Form 6-K filed by Seaspan on November 22, 2019  (the “Form 6-K”), on November 20, 2019, Seaspan and Atlas entered into an Acquisition Agreement (the “Acquisition Agreement”) with certain Fairfax affiliated companies, Albright Capital Management LLC (“ACM”), certain other shareholders of Target (as hereinafter defined) (together with ACM and Fairfax, “Sellers”), Apple Bidco Limited (“Target”), and Fairfax Financial Holdings Limited, as representative of Sellers. Under the Acquisition Agreement, Atlas has agreed to acquire (the “Acquisition”) 100% of the share capital of Target, a company incorporated under the laws of England and Wales that holds 100% of the shares of APR Energy Limited, which in turn owns directly and indirectly all of the subsidiaries engaged in the operation of the business of APR Energy Limited (collectively with Target, “APR Energy”) for a purchase price equal to US$750 million minus the amount of APR Energy’s net debt and certain seller expenses on the closing date, subject to certain other customary purchase price adjustments, to be paid in newly issued Atlas common shares valued at US$11.10 per share.

The Acquisition Agreement contains representations, warranties, covenants and indemnification provisions that are customary for transactions of this type. Consummation of the Acquisition was subject to completion of the Reorganization and to customary closing conditions, including, among others, receipt of consents required to be obtained or expiration of required waiting periods under applicable competition laws, In connection with the Acquisition Agreement, Seaspan secured a buyer-side representation and warranty insurance policy, and a portion of the Atlas common shares issuable in satisfaction of the purchase price were held back by Atlas, and reserved for issuance, for the purpose of securing the obligations of Sellers under certain of the purchase price adjustment and indemnification provisions of the Acquisition Agreement.

The Acquisition was consummated on February 28, 2020, resulting in the issuance of 23,418,798 Atlas Common Shares to Fairfax as consideration therefor.

Holdback Shares

In connection with the consummation of the Acquisition, on the closing date of the Acquisition, Atlas reserved for issuance 2,137,541 Atlas Common Shares (the “Holdback Shares”) to Fairfax, which number is equal to the sum of the Specified Inventory and Adjustment Holdback Amount, the RW Retention Holdback Amount and the Special Indemnity Holdback Amount, as such terms are defined in the Acquisition Agreement (as defined below) that is filed as Exhibit 4 hereto. The Holdback Shares were reserved for the purpose of securing the obligations of Fairfax under certain of the purchase price adjustment and indemnification provisions of the Acquisition Agreement. Atlas may issue up to the full number of the Holdback Shares, plus a certain number of additional shares, to Fairfax in the event that such price adjustments are made or indemnification claims determined in accordance with the provisions of the Acquisition Agreement. Any shares issuable pursuant to purchase price adjustments will be issued 90 days after the consummation of the Acquisition, which occurred on February 28, 2020.

Such descriptions of the Holdback Shares and the Acquisition Agreement do not purport to be complete and are qualified in their entirety by reference to the Acquisition Agreement filed herewith as Exhibit 4.”

Item 5.                   Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

(a)         “Based on the most recent information available, the aggregate number and percentage of Common Shares (the securities identified pursuant to Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(b)         Except as described below, the numbers of Common Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

To the best knowledge of the Reporting Persons, the following persons beneficially own the following amounts of Common Shares and have sole voting power and sole dispositive power with respect to such Common Shares:

Mark Bannister	783

(c)          Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM, NN, OO, PP, QQ, RR, SS and TT beneficially owns, or has acquired or disposed of, any Common Shares during the last 60 days.

(d)         No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Common Shares held by the Reporting Persons other than each of the Reporting Persons.

(e)          Not applicable.”

Item 6.                   Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby amended and supplemented by the addition of the following:

“Registration Rights Agreement

In connection with the consummation of the Acquisition, Atlas entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Sellers (including Fairfax and any shareholders of Target that became parties to the Acquisition Agreement by joinder agreement). The Registration Rights Agreement provides that on or prior to 75 days after the completion of the Acquisition (the “Issue Date”), Atlas will file a registration statement covering the resale of the Atlas Common Shares issued or issuable to the Sellers pursuant to the Acquisition Agreement (the “Registrable Securities”).

The Registration Rights Agreement further provides the Sellers with the right to demand that Atlas register the Registrable Securities in an underwritten offering, as well as the right to include the Registrable Securities in any underwritten offering of Atlas Common Shares initiated by Atlas or any other shareholder, subject to customary exceptions and limitations.

Atlas will be obligated to pay cash payments to the holders of Registrable Securities, as applicable, if, among other things, (a) it fails to comply with its obligations to register the Registrable Securities within the time period specified in the Registration Rights Agreement, or (b) the applicable registration statements cease to be effective or Atlas suspends use of such registration statements by the holders of Registrable Securities under certain circumstances and beyond permitted time periods. The Registration Rights Agreement provides that all registration expenses, including the reasonable fees and expenses of any counsel on behalf of the holders of the Registrable Securities, will be borne by Atlas.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Form 6-K and the Registration Rights Agreement.”

Fairfax Investment

On February 28, 2020, Seaspan and Fairfax, entered into a subscription agreement (the “Subscription Agreement”) pursuant to which Seaspan agreed to sell, and Fairfax agreed to purchase, $100 million aggregate principal amount of 5.50% Senior Notes due 2027 (the “2027 Notes”) of Seaspan. The transaction (the “Fairfax Investment”) was consummated on the same day.

The Subscription Agreement contains customary representations, warranties and agreements by Atlas and the guarantors joined as parties thereto pursuant to a joinder agreement among the Guarantors and Fairfax, dated February 28, 2020 (the “Guarantors”), customary obligations of the parties and termination provisions. In addition, Atlas and the Guarantors have agreed to indemnify the Fairfax Investors against certain liabilities, including liabilities with respect to any misrepresentation or any breach of any representation, warranty, covenant agreement or obligation of Atlas or any Guarantor.

The foregoing descriptions of the Fairfax Investment and the Subscription Agreement do not purport to be complete and are qualified in their entirety by reference to the Subscription Agreement.”

Item 7.                   Material to Be Filed as Exhibits.

The following are filed herewith as exhibits:

“Ex. 1.3:                                                Members of filing group

Ex. 2.3:                                                      Joint filing agreement dated as of March 9, 2020 among V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Wentworth Insurance Company Ltd., TIG Insurance (Barbados) Limited, The Sixty Three Foundation, Fairfax (US) Inc., Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Greystone Insurance Company, Newline Holdings UK Limited, Newline Corporate Name Limited, Hudson Insurance Company, Hudson Specialty Insurance Company, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd., Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Allied World Surplus Lines Insurance Company, Allied World Assurance Company, AG, Allied World Assurance Company (Europe) dac, Allied World Assurance Company (U.S.) Inc., Crum & Forster Holdings Corp., United States Fire Insurance Company, Advent Capital (Holdings) LTD, Advent Capital (No.3) Limited, Zenith National Insurance Corp., Zenith Insurance Company, RiverStone Holdings Limited, RiverStone Insurance (UK) Limited, RiverStone Corporate Capital Limited, Brit Limited, Brit Insurance Holdings Limited, Brit Reinsurance (Bermuda) Limited, Brit Syndicates Limited, Brit UW Limited, TIG Insurance Company.

Ex. 8:                                                                Power of attorney, dated March 9, 2020

Ex. 9:                                                                Acquisition Agreement among the Sellers Party Thereto, Apple Bidco Limited, Seaspan Corporation, Atlas Corp. and Fairfax Financial Holdings Limited, as the Seller Representative, incorporated by reference from Exhibit 4.2 to Form 6-K dated November 22, 2019, filed with the Securities and Exchange Commission by Seaspan Corporation.”

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	The Second 810 Holdco Ltd.

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	The Second 1109 Holdco Ltd.

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Fairfax Financial Holdings Limited

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Vice President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	FFHL Group Ltd.

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Fairfax (Barbados) International Corp.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Wentworth Insurance Company Ltd.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	TIG Insurance (Barbados) Limited.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	The Sixty Three Foundation

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Fairfax (US) Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Odyssey US Holdings Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Odyssey Group Holdings, Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Odyssey Reinsurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Greystone Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Newline Holdings UK Limited

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Newline Corporate Name Limited

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Hudson Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Hudson Specialty Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Assurance Holdings (Ireland) Ltd.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	AW Underwriters Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Specialty Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Surplus Lines Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Assurance Company, AG

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Assurance Company (Europe) dac

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Allied World Assurance Company (U.S.) Inc.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Crum & Forster Holdings Corp.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	United States Fire Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Advent Capital (Holdings) LTD

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Advent Capital (No. 3) Limited

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Zenith National Insurance Corp.

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Zenith Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	RiverStone Holdings Limited

	By:	/s/ Nicholas C. Bentley
	Name:	Nicholas C. Bentley
	Title:	Chairman of the Board and Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	RiverStone Insurance (UK) Limited

	By:	/s/ Nicholas C. Bentley
	Name:	Nicholas C. Bentley
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	RiverStone Corporate Capital Limited

	By:	/s/ Nicholas C. Bentley
	Name:	Nicholas C. Bentley
	Title:	Chairman of the Board

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Brit Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Brit Insurance Holdings Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Brit Syndicates Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	Brit UW Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2020	TIG Insurance Company

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

Annex Index

Annex	Description

A	Directors and Executive Officers of The Second 1109 Holdco Ltd.
B	Directors and Executive Officers of The Sixty Two Investment Company Limited
C	Directors and Executive Officers of Fairfax Financial Holdings Limited
D	Directors and Executive Officers of FFHL Group Ltd.
E	Directors and Executive Officers of Fairfax (Barbados) International Corp.
F	Directors and Executive Officers of Wentworth Insurance Company Ltd.
G	Directors and Executive Officers of The Sixty Three Foundation
H	Directors and Executive Officers of Fairfax (US) Inc.
I	Directors and Executive Officers of Odyssey US Holdings Inc.
J	Directors and Executive Officers of Odyssey Group Holdings, Inc.
K	Directors and Executive Officers of Odyssey Reinsurance Company
L	Directors and Executive Officers of Hudson Insurance Company
M	Directors and Executive Officers of Hudson Specialty Insurance Company
N	Directors and Executive Officers of Greystone Insurance Company
O	Directors and Executive Officers of 1102952 B.C. Unlimited Liability Company
P	Directors and Executive Officers of Allied World Assurance Company Holdings, Ltd.
Q	Directors and Executive Officers of Allied World Assurance Company Holdings I, Ltd
R	Directors and Executive Officers of Allied World Assurance Company, Ltd
S	Directors and Executive Officers of Allied World Assurance Holdings (Ireland) Ltd
T	Directors and Executive Officers of Allied World Assurance Holdings (U.S.) Inc.
U	Directors and Executive Officers of Allied World Insurance Company
V	Directors and Executive Officers of AW Underwriters Inc.
W	Directors and Executive Officers of Allied World Specialty Insurance Company
X	Directors and Executive Officers of Allied World Surplus Lines Insurance Company
Y	Directors and Executive Officers of Allied World Assurance Company, AG
Z	Directors and Executive Officers of Allied World Assurance Company (Europe) dac
AA	Directors and Executive Officers of Allied World Assurance Company (U.S.) Inc.
BB	Directors and Executive Officers of Crum & Forster Holdings Corp.
CC	Directors and Executive Officers of United States Fire Insurance Company
DD	Directors and Executive Officers of Zenith National Insurance Corp.
EE	Directors and Executive Officers of Zenith Insurance Company
FF	Directors and Executive Officers of RiverStone Holdings Limited
GG	Directors and Executive Officers of RiverStone Insurance (UK) Limited
HH	Directors and Executive Officers of Brit Limited
II	Directors and Executive Officers of Brit Insurance Holdings Limited
JJ	Directors and Executive Officers of Brit Reinsurance (Bermuda) Limited
KK	Directors and Executive Officers of Brit UW Limited
LL	Directors and Executive Officers of TIG Insurance Company
MM	Directors and Executive Officers of TIG Insurance (Barbados) Limited
NN	Directors and Executive Officers of Newline Holdings UK Limited
OO	Directors and Executive Officers of Newline Corporate Name Limited
PP	Directors and Executive Officers of Brit Syndicates Limited
QQ	Directors and Executive Officers of RiverStone Corporate Capital Limited
RR	Directors and Executive Officers Advent Capital (Holdings) LTD
SS	Directors and Executive Officers of Advent Capital (No.3) Limited
TT	Directors and Executive Officers of The Second 810 Holdco Ltd.

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 1109 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 1109 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF
THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Anthony F. Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Karen L. Jurjevich (Director)	Principal, Branksome Hall and CEO and Principal, Branksome Hall Global 10 Elm Avenue Toronto, Ontario M4W 1N4	Canada

John R. V. Palmer (Director)	Chairman, Toronto Leadership Centre 65 Queen Street West, Suite 1240 Toronto, ON M5H 2M5	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. c/o Edper Financial Group 51 Yonge Street, Suite 400 Toronto, ON M5E 1J1	Canada

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Lauren C. Templeton (Director)	Founder and President, Templeton and Phillips Capital Management, LLC 810 Scenic Highway Lookout Mountain, TN, USA 37350	United States

Benjamin P. Watsa (Director)	Founder and President, Marval Capital Ltd. 77 King Street West, Suite 4545 Toronto, Ontario M5K 1K2	Canada

Christine N. McLean (Director)	Director of Research, Sprucegrove Investment Management 181 University Ave, Suite 1300 Toronto, Ontario M5H 3M7	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Vice President and Chief Operating Officer)	Vice President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadhan (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

R. William McFarland (Director)	Corporate Director, Toronto, Ontario Canada Fairfax Financial Holdings Limited	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Chief Executive Officer and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (BARBADOS) INTERNATIONAL CORP.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (Barbados) International Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President, International Operations Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Simon P.G. Lee (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Senior Manager Treasury & Financial Reporting, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Niall Tully (Vice President and Chief Financial Officer)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Paul Mulvin (Vice President)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

WENTWORTH INSURANCE COMPANY LTD.

The following table sets forth certain information with respect to the directors and executive officers of Wentworth Insurance Company Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President, International Operations Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Senior Manager Treasury & Financial Reporting, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Sammy S.Y. Chan (Vice President)	Fairfax Asia Limited 41/F Hopewell Centre 183 Queen’s Road East Room 411, Wanchai Hong Kong	Canada

Niall Tully (Vice President and Chief Financial Officer)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Mulvin (Vice President)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF THE SIXTY THREE FOUNDATION

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Three Foundation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric Salsberg (Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Anthony Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Ronald Schokking (Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Eric P. Salsberg (Chairman, Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Assistant Secretary)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael T. Bullen (President, Chief Executive Officer, Secretary and Director)	President, Chief Executive Officer, Secretary and Director Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Sonja Lundy (Vice President, Treasurer and Director)	Vice President, Treasurer and Director Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Corporate Secretary and Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY GROUP HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Group Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Chief Risk Officer)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Peter H. Lovell (Senior Vice President, General Counsel and Corporate Secretary)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman, President and Chief Executive Officer)	Chairman, President and Chief Executive Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Chief Risk Officer and Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Alane R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Isabelle Dubots-Lafitte (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Executive Vice President)	Chief Executive Officer, London Market Division, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE England	United Kingdom

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman, President and Chief Executive Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Christopher L. Gallagher (President, Chief Operating Officer and Director)	President and Chief Operating Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Alane R. Carey (Executive Vice President)	Executive Vice President Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman, President and Chief Executive Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Christopher L. Gallagher (President, Chief Operating Officer and Director)	President, Chief Operating Officer and Director, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Alane R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Peter H. Lovell (Senior Vice President and Director)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

GREYSTONE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Greystone Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer Odyssey Group Holdings, Inc. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Michael G. Wacek (Director)	Executive Vice President, Odyssey Group Holdings, Inc. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Senior Vice President and Chief Actuary)	Senior Vice President and Chief Actuary Odyssey Group Holdings, Inc. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Christopher L. Gallagher (President, Chief Operating Officer and Director)	President, Chief Operating Officer and Director Hudson Insurance Company 100 William St., 5th Floor, New York, New York 10038	United States

Brian D. Quinn (Executive Vice President)	Executive Vice President, Greystone Insurance Company 300 Stamford Place, Stamford, CT 06902	United States

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF
1102952 B.C. UNLIMITED LIABILITY COMPANY

The following table sets forth certain information with respect to the directors and executive officers of 1102952 B.C. Unlimited Liability Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Chairman of the Board of Directors, President & Chief Executive Officer and Director)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Scott Hunter (Director)	Retired	Bermuda

Graham Collis (Director)	Partner Conyers Dill & Pearman Limited Clarendon House 2 Church Street, Hamilton HM 11 Bermuda	Bermuda

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jean Cloutier (Managing Officer and Director)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings I, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings I, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings I, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Colm Singleton (Head of Bermuda Office; Senior Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Senior Vice President, Head of Bermuda and Global Markets Claims Group Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE COMPANY, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Colm Singleton (Head of Bermuda Office; Senior Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Senior Vice President, Head of Bermuda and Global Markets Claims Group Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (Ireland) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Wesley Dupont (Director)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Jim O’Mahoney (Director)	Retired	Ireland

Sean Hehir (Director)	Retired	Ireland

Lee Dwyer (Director and President)	Director and President Allied World Assurance Holdings (Ireland) Ltd 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2 Ireland	United Kingdom

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director and Executive Vice President & Secretary)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director and CEO, Global Reinsurance)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Chief Marketing Officer)	Executive Vice President, Chief Marketing Officer Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF
AW UNDERWRITERS INC.

The following table sets forth certain information with respect to the directors and executive officers of AW Underwriters Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Chief Marketing Officer)	Executive Vice President, Chief Marketing Officer Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Chief Marketing Officer)	Executive Vice President, Chief Marketing Officer Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD SURPLUS LINES INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Chief Marketing Officer)	Executive Vice President, Chief Marketing Officer Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE COMPANY, AG

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Wesley Dupont (Director)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Martin Frey (Director)	Partner Baker & McKenzie Zurich Holbeinstrasse 30 8034 Zurich Switzerland	Switzerland

Marie-Laure Queneuder (Managing Director & Chief Underwriting Officer)	Managing Director & Chief Underwriting Officer Allied World Assurance Company, AG Park Tower 15th Floor Gubelstrasse 24 6300 Zug Switzerland	Switzerland

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE COMPANY (EUROPE) DAC

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jim O’Mahoney (Director)	Retired	Ireland

Neil Macmillan (Director)	Retired	United Kingdom

Sean Hehir (Director)	Retired	Ireland

Scott Hunter (Director)	Retired	Bermuda

Lee Dwyer (Director and Managing Director)	Director and President, Allied World Assurance Holdings (Ireland) Ltd. 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2 Ireland	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Ed Moresco (President, Europe)	President, Europe Allied World Managing Agency Limited 19th Floor, 20 Fenchurch Street London EC3M 3BY United Kingdom	United States

Neil Lightbown (Chief Underwriting Officer, Global Markets Division)	Senior Vice President, Chief Underwriting Officer Allied World Managing Agency Limited 19th Floor, 20 Fenchurch Street London EC3M 3BY United Kingdom	United Kingdom

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors and President & Chief Executive Officer Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	CEO, Global Legal & Strategy Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Chief Marketing Officer)	Executive Vice President, Chief Marketing Officer Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Secretary and Director)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Executive Vice President, Chief Financial Officer, Treasurer and Director)	Executive Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Director, Crum & Forster Holdings Corp. and various other insurance subsidiaries 305 Madison Avenue Morristown, NJ 07962	United States

Anthony R. Slimowicz (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President, Chief Operating Officer and Director, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Director)	Chairman, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Kari L. Van Gundy (President, Chief Executive Officer and Director)	President, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

Davidson M. Pattiz (Executive Vice President and Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel, Secretary and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jack D. Miller (Chairman and Director)	Chairman and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Kari L. Van Gundy (President, Chief Executive Officer and Director)	President, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

A. Mary Ames (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Craig C. Thomson (Executive Vice President)	Executive Vice President, Zenith Insurance Company 925 Highland Pointe Drive, Suite 250 Roseville, California 95678	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Davidson M. Pattiz (Executive Vice President and Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

Eden M. Feder (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Michael F. Cunningham (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Paul R. Ramont (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jonathan W. Lindsay (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Nicholas C. Bentley (Chairman of the Board and Chief Executive Officer)	Chairman, Chief Executive Officer and President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom United States

Luke Tanzer (Managing Director)	Managing Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom Australia

Andrew Creed (Group Finance Director)	Group Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

Sarah Garrod (Company Secretary)	Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE INSURANCE (UK) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Insurance (UK) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Nicholas C. Bentley (Director)	President, Chief Executive Officer RiverStone Management Limited 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom United States

Luke Tanzer (Managing Director)	Managing Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom Australia

Andrew Creed (Group Finance Director)	Group Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Mark Bannister (Operations Director)	Operations Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Adrian Masterson (Director)	Director, RiverStone Insurance (UK) Limited 161-163 Preston Road Brighton, BN1 6AU, England	Ireland

Tom Riddell (Director)	Director, RiverStone Insurance (UK) Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Kalpana Shah (Director)	Director, RiverStone Insurance (UK) Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

Sarah Garrod (Company Secretary)	Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX HH

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Matthew Wilson (Group Chief Executive Officer and Director)	Group Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Chief Financial Officer and Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Andrew Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Jeremy Ehrlich (Director)	Senior Legal Counsel, Investment Legal, OMERS Administration Corporation One University Avenue, Suite 400, Toronto, Ontario M5J 2P1	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Gordon Campbell (Director)	Senior Independent Non-Executive Director The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Andrea Welsch (Director)	Independent Non-Executive Director The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX II

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antony Usher (Director)	Group Financial Controller, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Christopher Denton (Director)	Group Head of Financial Strategy, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX JJ

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT REINSURANCE (BERMUDA) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Reinsurance (Bermuda) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Joseph Bonanno (Director)	Underwriting Director Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United States

Karl Grieves (Director)	Finance Director Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jay Nichols (Director)	Independent Non-Executive Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United States

Graham Pewter (Director)	Independent Non-Executive Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United Kingdom

Alan Waring (Director)	Independent Non-Executive Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	Bermuda

ANNEX KK

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT UW LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit UW Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Matthew Wilson (Group Chief Executive Officer and Director)	Group Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Antony Usher (Director)	Group Financial Controller, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX LL

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Chairman, Chief Executive Officer and President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom United States

Nina L. Caroselli (Executive Vice President)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Richard J. Fabian (Executive Vice President, General Counsel and Director)	Executive Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Deborah A. Irving (Director, Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	Canada

Robert Sampson (Executive Vice President and Director)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Matthew W. Kunish (Executive Vice President and Chief Actuary)	Executive Vice President, Chief Actuary, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom United States

Karen Malmquist (Executive Vice President	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Tyler Morse (Executive Vice President)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

ANNEX MM

DIRECTORS AND EXECUTIVE OFFICERS OF
TIG INSURANCE (BARBADOS) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance (Barbados) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Nicholas Bentley (Director)	Chief Executive Officer, The Riverstone Group 250 Commercial St. Suite 500 Manchester NH 03101	British

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Simon P.G. Lee (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Senior Manager Treasury & Financial Reporting, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Niall Tully (Vice President and Chief Financial Officer)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Paul Mulvin (Vice President)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Jean Cloutier (President)	VP, International Operations Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto ON M5J 2N7 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

John Casey (Vice President)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

ANNEX NN

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jan Christiansen (Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Head of Claims, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Henry James Louis Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX OO

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Robert B. Kastner (Director)	Head of Claims, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

Henry Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited Corn Exchange 55 Mark Lane London EC3R 7NE England	United Kingdom

ANNEX PP

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT SYNDICATES LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Syndicates Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Tim Harmer (Secretary)	Secretary, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Christiern Dart (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Michael Gould (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Simon Lee (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Anthony Medniuk (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Caroline Ramsay (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Andrea Welsch (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Matthew Wilson (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Pinar Yetgin (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

ANNEX QQ

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE CORPORATE CAPITAL LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Corporate Capital Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Nicholas C. Bentley (Director)	President, Chief Executive Officer RiverStone Management Limited 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom United States

Andrew Creed (Group Finance Director)	Group Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Luke Tanzar (Managing Director)	Managing Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom Australia

Sarah Garrod (Company Secretary)	Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX RR

DIRECTORS AND EXECUTIVE OFFICERS OF
ADVENT CAPITAL (HOLDINGS) LTD

The following table sets forth certain information with respect to the directors and executive officers of Advent Capital (Holdings) LTD.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Ian Hewitt (Director)	Executive Compliance Director and Risk Director RiverStone Management Limited No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom
Trevor Ambridge (Director)	Director No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom
Andrew Creed (Director)	Group Finance Director, RiverStone Management Limited No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom
Luke Tanzer (Director)	Managing Director, RiverStone Management Limited No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom Australia

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Neil Ewing (Company Secretary)	Company Secretary RiverStone Management Limited No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom

ANNEX SS

DIRECTORS AND EXECUTIVE OFFICERS OF
ADVENT CAPITAL (NO.3) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Advent Capital (No. 3) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Ian Hewitt (Director)	Executive Compliance Director and Risk Director RiverStone Management Limited No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom
Trevor Ambridge (Director)	Director No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom
Andrew Creed (Director)	Group Finance Director, RiverStone Management Limited No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom
Luke Tanzer (Director)	Managing Director, RiverStone Management Limited No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom Australia

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Neil Ewing (Company Secretary)	Company Secretary RiverStone Management Limited No. 2 Minster Court Mincing Lane London, EC3R 7BB England	United Kingdom

ANNEX TT

DIRECTORS AND EXECUTIVE OFFICERS OF
THE SECOND 810 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 810 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
V. Prem Watsa (Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suit 800, Toronto, ON M5J 2 N7	Canada

Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, ON M5J 2N7	Canada

Exhibit Index

Exhibit No.	Description

Ex. 1.3:	Members of filing group

Ex. 2.3:

Joint filing agreement dated as of March 9, 2020 among V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Wentworth Insurance Company Ltd., TIG Insurance (Barbados) Limited, The Sixty Three Foundation, Fairfax (US) Inc., Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Greystone Insurance Company, Newline Holdings UK Limited, Newline Corporate name Limited, Hudson Insurance Company, Hudson Specialty Insurance Company, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd., Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Allied World Surplus Lines Insurance Company, Allied World Assurance Company, AG, Allied World Assurance Company (Europe) dac, Allied World Assurance Company (U.S.) Inc., Crum & Forster Holdings Corp., United States Fire Insurance Company, Advent Capital (Holdings) LTD, Advent Capital (No. 3) Limited, Zenith National Insurance Corp., Zenith Insurance Company, RiverStone Holdings Limited, RiverStone Insurance (UK) Limited, RiverStone Corporate Capital Limited, Brit Limited, Brit Insurance Holdings Limited, Brit Reinsurance (Bermuda) Limited, Brit Syndicates Limited, Brit UW Limited and TIG Insurance Company.

Ex. 8:	Power of attorney, dated March 9, 2020

Ex. 9:

Acquisition Agreement among the Sellers Party Thereto, Apple Bidco Limited, Seaspan Corporation, Atlas Corp. and Fairfax Financial Holdings Limited, as the Seller Representative, incorporated by reference from Exhibit 4.2 to Form 6-K dated November 22, 2019, filed with the Securities and Exchange Commission by Seaspan Corporation.